CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our report dated February 11, 2008, which is incorporated by reference in this Registration Statement on Form N-1A of The Dreyfus Socially Responsible Growth Fund.

ERNST & YOUNG LLP
New York, New York April 7, 2008